EXHIBIT 4.14

CAPITAL AUTOMOTIVE REIT,

as Issuer

and

CAPITAL AUTOMOTIVE L.P.,

as Guarantor

and

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Trustee

THIRD SUPPLEMENTAL TRUST INDENTURE

Dated as of August 13, 2004

Providing for Guarantee of

6.75% MONTHLY INCOME NOTES DUE 2019

and

6% CONVERTIBLE NOTES DUE MAY 15, 2024

     THIS THIRD SUPPLEMENTAL TRUST INDENTURE is made as of this 13th day of August, 2004 (the “Supplemental Indenture”), by and among Capital Automotive REIT, a real estate investment trust organized under the laws of the State of Maryland, as issuer (the “Company”), Capital Automotive L.P., a limited partnership organized under the laws of the State of Delaware, as guarantor (the “Partnership”) and Wells Fargo Bank, National Association, a national banking association organized under the laws of the United States of America, as trustee (the “Trustee”). Capitalized terms used and not otherwise defined herein shall have the respective meanings given them in the Base Indenture (as defined below).

RECITALS OF THE COMPANY

     WHEREAS, the Company has heretofore entered into a Base Indenture with the Trustee, dated as of April 15, 2004, as supplemented by the First Supplemental Trust Indenture, dated as of April 15, 2004, between the Company and the Trustee (the “First Supplemental Indenture”); and the Second Supplemental Trust Indenture, dated as of May 12, 2004, between the Company and the Trustee (the “Second Supplemental Indenture”) (collectively, the “Base Indenture”), providing for the issuance from time to time of unsubordinated debentures, notes or other evidences of indebtedness in series;

     WHEREAS, the Base Indenture is incorporated herein by this reference;

     WHEREAS, under the Base Indenture, the Board of Trustees of the Company may at any time, in respect of the Securities of any series, add a Guarantor pursuant to a supplemental indenture executed by the Company, the Guarantor and the Trustee;

     WHEREAS, the Partnership desires to guarantee the Company’s 6.75% Monthly Income Notes due 2019 (the “Income Notes”), having the terms and conditions set forth in the First Supplemental Indenture;

     WHEREAS, the Partnership desires to guarantee the Company’s 6% Convertible Notes due May 15, 2024 (the “Convertible Notes”), having the terms and conditions set forth in the Second Supplemental Indenture;

     WHEREAS, all conditions necessary to authorize the execution and delivery of this Supplemental Indenture and to make it a valid and binding obligation of the Company and the Partnership have been done or performed;

     NOW THEREFORE, for and in consideration of the agreements and obligations set forth herein and for good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I

THE GUARANTEES

     SECTION 1.1 Guarantee of the Income Notes.

     (a) The Partnership shall be a Guarantor of the Income Notes until it is released from and relieved of its obligations under Article XIII of the Base Indenture.

     (b) The Guarantee shall be issued in substantially the form set out in Exhibit A hereto.

     SECTION 1.2 Guarantee of the Convertible Notes.

     (a) The Partnership shall be a Guarantor of the Convertible Notes until it is released from and relieved of its obligations under Article XIII of the Base Indenture.

     (b) The Guarantee shall be issued in substantially the form set out in Exhibit B hereto.

ARTICLE II

MISCELLANEOUS PROVISIONS

     SECTION 2.1 Ratification and Incorporation of Base Indenture.

     As supplemented by this Supplemental Indenture, the Base Indenture is in all respects ratified and confirmed, and the Base Indenture together with this Supplemental Indenture shall be read, taken and construed as one and the same instrument.

     SECTION 2.2 Governing Law.

     This Supplement shall be governed by, and construed in accordance with, the laws of the state of New York (without giving effect to the conflicts of laws principles thereof).

     SECTION 2.3 Counterparts.

     This Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original; but such counterparts shall together constitute but one and the same instrument.

     SECTION 2.4 Entire Agreement.

     This Supplemental Indenture, together with the Base Indenture, constitutes the entire agreement between the parties hereto with respect to the subject matter hereof, and fully supersedes any prior of contemporaneous agreements relating to such subject matter.

     IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the day and year first above written.

Capital Automotive REIT,
as Issuer

	By:	/s/ David S. Kay

	Name: Title:	David S. Kay Senior Vice President Chief Financial Officer and Treasurer

Capital Automotive L.P.,
Attest:	as Guarantor, by Capital Automotive REIT,
its general partner

By:	/s/ John M. Weaver	By:	/s/ David S. Kay

Name: Title:	John M. Weaver Senior Vice President, General Counsel and Secretary	Name: Title:	David S. Kay Senior Vice President Chief Financial Officer and Treasurer

Wells Fargo Bank, National Association,
as Trustee

By:	/s/ Joseph P. O’Donnell

Name: Title:	Joseph P. O’Donnell Assistant Vice President

[Third Supplemental Trust Indenture]